News Release

Progress Energy idles production of synthetic fuels

RALEIGH, N.C. (September 19, 2007) – Progress Energy [NYSE: PGN] today announced that it has idled production at its majority-owned synthetic fuel facilities.

The tax credits associated with synthetic fuel production begin to be phased out if the full-year average price of oil exceeds certain levels. Oil price projections for the remainder of 2007 make further production uneconomical at this time.

“We have been monitoring oil markets closely and, based on the current high level of oil prices, we have decided to idle our synthetic fuel production,” said Peter Scott, chief financial officer of Progress Energy.

If oil price levels decrease significantly the company could resume production at the idled facilities, which are located in West Virginia and Kentucky.

The company considers its synthetic fuel operations to be non-core, so the decision does not affect the company’s core ongoing earnings.

2007 is the final year that the tax credit will be available. Progress Energy expects to end 2007 with approximately $950 million of tax credits that can be utilized in future years.

On Jan. 8, Progress Energy entered into derivative contracts to hedge economically a portion of its 2007 synthetic fuels cash flow exposure to the risk of rising oil prices. These derivative contracts provide protection for the equivalent of approximately 5.5 million tons of 2007 synthetic fuels production. To date, the company has fully utilized the production levels necessary to maximize the potential benefits of its economic hedge.

A discussion of the company’s synthetic fuel operations is available in the most recent Progress Energy Form 10-Q, which is available at www.progress-energy.com/investor.

Synthetic Fuel Background:

The synthetic fuel process involves combining coal material with a chemical change agent to create a significant chemical change in the coal feedstock used to produce such synthetic fuel. Progress Energy’s product is sold to unrelated utilities and industrial firms.

Under Section 29/45K of the Internal Revenue Code, manufacturers receive a tax credit for every ton of synthetic fuel sold. Section 29/45K was enacted in the early 1970s to encourage alternative technologies to commercialize domestic fuel sources and reduce reliance on foreign oil. Without the benefit of a tax credit, production of synthetic fuels would not be economical. Section 29/45K of the Internal Revenue Code is scheduled to expire at the end of 2007.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute’s Edison Award, the industry’s highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder’s Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region. That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For example, the contractual benefits of the economic hedge discussed in this release are subject to an oil price cap such that, if the average annual price of oil for 2007 was above the allowable annual average price under the contract, the company would not be fully economically hedged. Additionally, the amount of tax credits that the company expects to have at the end of 2007 is subject to a number of factors that cannot currently be determined, including, but not limited to, the potential of resuming the production of synthetic fuel at the idled plants. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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